Exhibit 4.2

CAMDEN PROPERTY TRUST
TO
U.S. BANK NATIONAL ASSOCIATION
as Trustee

First Supplemental Indenture
Dated as of May 4, 2007

Supplemental to Indenture dated as of February 11, 2003

FIRST SUPPLEMENTAL INDENTURE
     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of May 4, 2007, between CAMDEN PROPERTY TRUST, a real estate investment trust organized under the laws of the State of Texas (the “Company”), and U.S. BANK National Association, a national banking association organized and existing under the laws of the United States of America, as successor to SunTrust Bank, as Trustee hereunder (the “Trustee”).
     WHEREAS, the Company and the Trustee have previously entered into an Indenture, dated as of February 11, 2003 (the “Indenture”), providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsecured and unsubordinated indebtedness (the “Securities”); and
     WHEREAS, the Company has made a request to the Trustee that the Trustee join with it, in accordance with Sections 3.01 and 9.01 of the Indenture, in the execution of this First Supplemental Indenture to establish the terms of the Securities of all series created on or after the date of this First Supplemental Indenture as permitted by Sections 2.01 and 9.01 of the Indenture; and
     WHEREAS, the Company and the Trustee are authorized to enter into this First Supplemental Indenture.
     NOW, THEREFORE, the Company and the Trustee agree as follows:
     Section 1. Relation to Indenture. This First Supplemental Indenture amends and supplements the Indenture and shall be part and subject to all terms thereof. Except as amended and supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.
     Section 2. Definitions. Each term used herein that is defined in the Indenture shall have the meaning assigned to such term in the Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern.
     Section 3. Events of Default. With respect to the Securities of all series created on or after the date of this First Supplemental Indenture, Section 5.01 of the Indenture is amended and restated in its entirety to read as follows:
     SECTION 5.01 Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
          (1) default in the payment of any interest on or any Additional Amounts payable in respect of any Security of that series or of any coupon appertaining thereto, when such interest, Additional Amounts or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

          (2) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Security of that series when it becomes due and payable at its Maturity; or
          (3) default in the deposit of any sinking fund payment, when and as due by the terms of any Security of that series; or
          (4) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture with respect to any Security of that series (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
          (5) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $35,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; or
          (6) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
               (A) commences a voluntary case,

               (B) consents to the entry of an order for relief against it in an involuntary case,
               (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or
               (D) makes a general assignment for the benefit of its creditors; or
          (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
               (A) is for relief against the Company or any Significant Subsidiary in an involuntary case,
               (B) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of either of its property, or
               (C) orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 90 days; or
          (8) any other Event of Default provided with respect to Securities of that series.
As used in this Section 5.01, the term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state law for the relief of debtors, and the term “Custodian” means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.
     Section 4. Limitations on Incurrence of Debt. The Securities of all series created on or after the date of this First Supplemental Indenture shall not be subject to Section 10.12 of the Indenture.
     Section 5. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     Section 6. Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
     Section 7. Reference to the Effect on the Indenture.
          (a) On and after the effective date of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this First Supplemental Indenture unless the context otherwise requires.

          (b) Except as specifically modified or amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, this First Supplemental Indenture shall form a part of the Indenture for all purposes. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this First Supplemental Indenture (whether or not made), unless the context shall otherwise require.
     Section 8. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.
     Section 9. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision of this First Supplemental Indenture or the Indenture that is required to be included by the TIA as in force at the date this First Supplemental Indenture is executed, the provisions required by the TIA shall control.
     Section 10. Benefits of First Supplemental Indenture or the Securities. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, the First Supplemental Indenture or the Securities.
     Section 11. Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.
     Section 12. Concerning the Trustee. The Trustee shall not be responsible for any recital herein (other than the third recital as it applies to the Trustee) as such recitals shall be taken as statements of the Company, or the validity of the execution by the Company of this First Supplemental Indenture. The Trustee makes no representations or warranties as to the validity or sufficiency of this First Supplemental Indenture.
     Section 13. Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 14. Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this First Supplemental Indenture as set forth in the text.
     Section 15. Severability. In case any one or more of the provisions of this First Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provision hereof shall be enforceable to the full extent permitted by law.

     Section 16. Patriot Act Requirements of the Trustee. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Trustee asks for documentation to verify its formation and existence as a legal entity. The Trustee may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.
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     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the day and year first above written.

CAMDEN PROPERTY TRUST
By:	/s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President-Finance, Chief Financial Officer and Secretary

Attest:

By:	/s/ Terry S. McKinney
Terry S. McKinney Vice President-Legal Services and
Assistant Secretary

U.S. BANK National Association, as Trustee
By:	/s/ Patricia A. Welling
Patricia A. Welling
Vice President

Attest:

By:	/s/ Sandra Stanley
Sandra Stanley
Assistant Vice President